EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-165927 on Form S-3 and No. 333-128488 and No. 333-1568232 on Form S-8 of our report dated July 30, 2012, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, relating to the consolidated financial statements of WPCS International Incorporated and Subsidiaries as of April 30, 2012 and 2011 and for the years then ended, which appears in this Annual Report on Form 10-K of WPCS International Incorporated and Subsidiaries for the year ended April 30, 2012.

By:	/s/ J.H. Cohn LLP
J.H. Cohn LLP
Eatontown, New Jersey July 30, 2012